UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2024

SOUTHWEST AIRLINES CO.
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611
Dallas,	Texas	75235-1611
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (214) 792-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($1.00 par value)	LUV	New York Stock Exchange
Common Stock Purchase Rights		New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 7.01    Regulation FD Disclosure.
As most recently reported in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2024, since about January 24, 2023, the Company’s senior officers and the Board have received multiple derivative demand letters from legal counsel for purported Southwest shareholders demanding that the Board investigate claims, initiate legal action, and take remedial measures in connection with the service disruptions occurring at Southwest in December 2022. Generally, the demand letters broadly asserted, variously and among other allegations, that the Company’s directors and senior officers did not make sufficient investments in internal technology systems to prevent large-scale flight disruptions, did not exercise sufficient oversight over the Company’s operations, approved or received unwarranted compensation, caused or allowed the Company to make materially misleading public statements, and breached their fiduciary duties to the Company. Additionally, beginning in June 13, 2023, and continuing thereafter through July 26, 2024, a series of six (6) shareholder derivative suits were filed derivatively on the Company’s behalf against certain of the Company’s current and former officers and directors in various state and federal district courts sitting in Dallas County, Texas, and asserting, variously and among other allegations, claims for damages from alleged breaches of fiduciary duty, waste of corporate assets, in at least one instance violations of Section 14(a) of the Exchange Act, indemnification, and unjust enrichment against the individual defendants all based on similar factual allegations as contained in the demand letters and the other such lawsuits (together, “the Derivative Actions and Demands”). The state court cases have been consolidated into one case, and a motion is pending to consolidate the federal cases into one federal case. The Derivative Actions have all been stayed, formally or by agreement, pending the outcome of the investigation by a Special Litigation Committee described below.

As previously reported, pursuant to the applicable Texas statutes governing derivative demands and litigation, a Special Litigation Committee of independent and disinterested directors of the Company ("the SLC") was designated to conduct an inquiry regarding the claims and allegations asserted in the Derivative Actions and Demands. On September 19, 2024, the SLC formally reported its findings and resolution concerning its investigation of the Derivative Actions and Demands, which began in July 2023 and concluded with the September 19, 2024 report and resolution, which in turn were delivered to the Company and its Board on September 23, 2024. The SLC retained two law firms to represent the SLC in connection with the SLC’s investigation of the Derivative Actions and Demands and the SLC’s review and assessment of evidence gathered in its investigation. The SLC further reported, among other details, upon its designation, the independence and disinterestedness of its members, the SLC’s investigative processes, including meetings, scope of investigation, volume of documents reviewed, numbers of witnesses interviewed, other presentations received, review and analysis of evidence and applicable legal standards, work with its counsel, and findings and preparation of the final report and resolution of the SLC. Based upon the SLC report and the conclusions reached therein, the SLC, consistent with its designation and delegated authority, unanimously adopted a resolution (i) determining that it is not in the best interests of the Company or its shareholders to pursue the relief requested in the Derivative Actions and Demands; (ii) determining that it is in the best interests of the Company and its shareholders to reject the Derivative Demands; (iii) determining that it is in the best interests of the Company and its shareholders for the Company to move to dismiss the Derivative Actions; and (iv) instructing that the Company and counsel take all further actions necessary to implement the resolution.

The Company and its counsel intend to take steps on behalf of the Company to implement the resolution of the SLC, including making appropriate motions in accordance with applicable Texas law governing derivative demands and litigation procedure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

September 25, 2024	By:	/s/ Tammy Romo

Tammy Romo
Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)